Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES FIRST QUARTER 2024 RESULTS

Highlights

•First quarter 2024 adjusted EPS at the high end of the estimated range
•Expects improving demand trends in the second quarter of 2024
•Significant progress on multi-year $50 million cost reduction program
•Confirms full year estimates
STAMFORD, CT, May 1, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported first quarter 2024 net sales of $1.32 billion and net income of $55.2 million, or $0.52 per diluted share, as compared to first quarter 2023 net sales of $1.42 billion and net income of $72.0 million, or $0.65 per diluted share.

Adjusted net income per diluted share for the first quarter of 2024 was $0.69, after adjustments increasing net income per diluted share by $0.17. Adjusted net income per diluted share for the first quarter of 2023 was $0.78 after adjustments increasing net income per diluted share by $0.13. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"The Silgan team delivered strong first quarter results at the high end of our guidance range, which continued to display the power of our diverse portfolio and winning long-term business strategy," said Adam Greenlee, President and CEO. "Our global dispensing business is well positioned to deliver another year of growth and strong results through market leading innovation, strong end market demand, additional business wins and significant momentum in the marketplace. Consumer demand for our food and beverage products remains resilient, and our first quarter volumes, as expected, were impacted by our customers' first half destocking priorities. In certain markets, customers accelerated those activities to be more weighted to the first quarter than initially anticipated. In our Custom Containers business, we're encouraged that volumes improved sequentially, and we have also successfully commercialized a new business award as expected in the first quarter. Overall, we continue to see positive signs in each of our businesses with increased promotional activity at retail and improving demand trends," continued Mr. Greenlee. "We remain focused on meeting the unique needs of our customers while actively managing what is within our control. We have made significant progress towards our $50 million cost reduction program and are confident in our ability to deliver $20 million of cost savings in 2024. Importantly, we are on track to deliver our 2024 objectives and are encouraged with the opportunities that remain in 2024 and beyond," concluded Mr. Greenlee.

First Quarter Results

Net sales for the first quarter of 2024 were $1.32 billion, a decrease of $101.3 million, or 7%, as compared to record sales in the same period in the prior year. First quarter 2024 net sales declined predominantly as a result of lower volumes and the pass through of lower raw material costs.

Income before interest and income taxes (EBIT) for the first quarter of 2024 was $111.7 million, a decrease of $19.5 million as compared to $131.2 million for the first quarter of 2023. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $59.7 million, $41.7 million, and $17.8 million, respectively, in the first quarter of 2024. Rationalization charges were $11.7 million and $4.1 million in the first quarters of 2024 and 2023, respectively. A reconciliation of EBIT for each segment to adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the first quarter of 2024 was $38.6 million, an increase of $1.8 million as compared to the first quarter of 2023 primarily due to the impact of higher interest rates.

The effective tax rates were 24.5% and 23.8% for the first quarters of 2024 and 2023, respectively.

First Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $535.9 million in the first quarter of 2024, a decrease of $44.0 million, or 8%, as compared to $579.9 million in the first quarter of 2023. The decrease in net sales from the prior year quarter was a result of lower volume/mix of 8%, driven by double digit declines in higher volume closures for food and beverage markets due to customer destocking priorities that accelerated to be more weighted to the first quarter. Demand for global dispensing products remained strong during the quarter.

Dispensing and Specialty Closures adjusted EBIT decreased $5.1 million to $77.8 million in the first quarter of 2024 as compared to $82.9 million in the first quarter of 2023. The decrease in adjusted EBIT was driven primarily by lower volume/mix, which was partially offset by favorable price/cost. Favorable price/cost was driven by improved manufacturing productivity that overcame the negative impact of the sell through of higher cost inventory from the prior year in our European food and beverage closures operations due to lower metal costs in 2024.

Metal Containers
Net sales of the Metal Containers segment were $617.1 million in the first quarter of 2024, a decrease of $53.0 million, or 8%, as compared to $670.1 million in the first quarter of 2023. The decrease in net sales from the prior year quarter was primarily a result of lower unit volume of 5% driven by continued customer destocking across several categories, as compared to very strong demand in the first quarter of 2023, and the contractual pass through of lower raw material costs.

Metal Containers adjusted EBIT decreased $7.4 million to $45.0 million in the first quarter of 2024 as compared to $52.4 million in the first quarter of 2023. The anticipated decline in adjusted EBIT in the quarter was predominantly the result of unfavorable price/cost including mix, due mostly to the sell through of higher cost inventory from the prior year in our European Metal Containers operations due to lower metal costs in 2024, and lower volume, which was partially offset by improved SG&A cost management.

Custom Containers
Net sales of the Custom Containers segment were $164.0 million in the first quarter of 2024, a decrease of $4.3 million, or 3%, as compared to $168.3 million in the first quarter of 2023. This decrease was primarily the result of lower volumes of 3% due to continued customer destocking activity.

Custom Containers adjusted EBIT increased $0.1 million to $20.2 million in the first quarter of 2024 as compared to $20.1 million in the first quarter of 2023. The increase in adjusted EBIT was primarily the result of more favorable price/cost including mix, which was partly offset by lower volumes.

Outlook for 2024

The Company is confirming its estimate of adjusted net income per diluted share for the full year of 2024 in the range of $3.55 to $3.75, a 7% increase at the midpoint of the range over adjusted net income per diluted share of $3.40 in 2023. Volumes in all segments for 2024 are expected to be higher than 2023 levels. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

The Company anticipates interest and other debt expense in 2024 of approximately $170 million and an effective tax rate for 2024 of approximately 24 - 25%.

The Company currently estimates that free cash flow in 2024 will be approximately $375 million as compared to $356.7 million in 2023. Capital expenditures are expected to be approximately $240 million in 2024.

For the second quarter of 2024, the Company expects low to mid single digit volume growth in the Dispensing and Specialty Closures segment, low single digit volume growth in the Custom Containers segment, and comparable volumes in the Metal Containers segment as compared to the prior year period. The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2024 in the range of $0.82 to $0.92, a 5% increase at the midpoint of the range as compared to $0.83 in the second quarter of 2023. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2024 at 11:00 a.m. eastern time on Wednesday, May 1, 2024. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (866) 400-0049 and from outside the U.S. and Canada should dial (323) 701-0225. The confirmation code for the conference call is 9625579. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.
* * *

Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 106 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2023 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

	2024	2023

Net sales	$1,317.0	$1,418.3

Cost of goods sold	1,093.5	1,180.3

Gross profit	223.5	238.0

Selling, general and administrative expenses	100.5	101.4

Rationalization charges	11.7	4.1

Other pension and postretirement (income) expense	(0.4)	1.3

Income before interest and income taxes	111.7	131.2

Interest and other debt expense	38.6	36.8

Income before income taxes	73.1	94.4

Provision for income taxes	17.9	22.4

Net income	$55.2	$72.0

Earnings per share (EPS):
Basic net income per share	$0.52	$0.65
Diluted net income per share	$0.52	$0.65

Cash dividends per common share	$0.19	$0.18

Weighted average shares:
Basic	106.6	110.2
Diluted	107.1	110.8

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2024	2023	2023
Assets:
Cash and cash equivalents	$308.6	$501.1	$642.9
Trade accounts receivable, net	946.1	936.0	599.5
Inventories	957.2	1,055.1	940.8
Other current assets	164.4	132.8	165.7
Property, plant and equipment, net	1,943.7	1,930.0	1,961.6
Other assets, net	3,254.3	3,306.7	3,300.7
Total assets	$7,574.3	$7,861.7	$7,611.2

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$943.6	$1,059.3	$1,431.4
Current and long-term debt	3,880.4	4,155.1	3,426.8
Other liabilities	850.5	866.0	863.6
Stockholders' equity	1,899.8	1,781.3	1,889.4
Total liabilities and stockholders' equity	$7,574.3	$7,861.7	$7,611.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$55.2	$72.0
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	66.4	64.9
Amortization of debt discount and debt issuance costs	1.3	1.3
Rationalization charges	11.7	4.1
Other changes that provided (used) cash:
Trade accounts receivable, net	(355.6)	(271.2)
Inventories	(22.3)	(280.0)
Trade accounts payable and other changes, net	(304.5)	(222.8)
Net cash (used in) operating activities	(547.8)	(631.7)

Cash flows provided by (used in) investing activities:
Capital expenditures	(75.3)	(67.9)
Proceeds from asset sales	2.5	0.4
Other investing activities	0.3	0.5
Net cash (used in) investing activities	(72.5)	(67.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(21.1)	(20.6)
Changes in outstanding checks - principally vendors	(160.6)	(61.4)
Shares repurchased under authorized repurchase program	—	(4.8)
Net borrowings and other financing activities	474.4	697.2
Net cash provided by financing activities	292.7	610.4

Effect of exchange rate changes on cash and cash equivalents	(6.7)	3.8

Cash and cash equivalents:
Net (decrease)	(334.3)	(84.5)
Balance at beginning of year	642.9	585.6
Balance at end of period	$308.6	$501.1

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2024	2023
Net sales:
Dispensing and Specialty Closures	$535.9	$579.9
Metal Containers	617.1	670.1
Custom Containers	164.0	168.3
Consolidated	$1,317.0	$1,418.3

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$59.7	$70.9
Metal Containers	41.7	47.8
Custom Containers	17.8	18.5
Corporate	(7.5)	(6.0)
Consolidated	$111.7	$131.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,
(Dollars and shares in millions, except per share amounts)

Table A

	2024		2023
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$55.2	$0.52	$72.0	$0.65

Adjustments (a)	18.0	0.17	14.4	0.13
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$73.2	$0.69	$86.4	$0.78

Weighted average number of common shares outstanding - Diluted
		107.1		110.8

(a) Adjustments consist of items in the table below

	2024	2023
Adjustments:
Acquired intangible asset amortization expense	$13.3	$13.2
Other pension (income) expense for U.S. pension plans	(1.2)	0.9
Rationalization charges	11.7	4.1
Pre-tax impact of adjustments	23.8	18.2
Tax impact of adjustments	5.8	3.8
Net impact of adjustments	$18.0	$14.4

Weighted average number of common shares outstanding - Diluted
	107.1	110.8
Diluted EPS impact from adjustments	$0.17	$0.13

Adjusted tax rate	24.5%	23.3%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

Table B

	2024	2023
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$59.7	$70.9
Acquired intangible asset amortization expense	11.9	11.8
Other pension (income) expense for U.S. pension plans	(0.3)	0.1
Rationalization charges	6.5	0.1
Adjusted EBIT	$77.8	$82.9

Metal Containers:
Income before interest and income taxes (EBIT)	$41.7	$47.8
Acquired intangible asset amortization expense	0.3	0.3
Other pension (income) expense for U.S. pension plans	(0.6)	0.4
Rationalization charges	3.6	3.9
Adjusted EBIT	$45.0	$52.4

Custom Containers:
Income before interest and income taxes (EBIT)	$17.8	$18.5
Acquired intangible asset amortization expense	1.1	1.1
Other pension (income) expense for U.S. pension plans	(0.3)	0.4
Rationalization charges	1.6	0.1
Adjusted EBIT	$20.2	$20.1

Corporate:
Loss before interest and income taxes (EBIT)	$(7.5)	$(6.0)
Adjusted EBIT	$(7.5)	$(6.0)

Total adjusted EBIT	$135.5	$149.4

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Second Quarter,			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2024	2024	2023	2024	2024	2023

U.S. GAAP net income as estimated for 2024
and as reported for 2023	$75.9	$86.6	$78.9	$330.6	$352.0	$326.0
Adjustments (a)	11.8	11.8	12.8	49.6	49.6	45.5
Non-U.S. GAAP adjusted net income as estimated for 2024 and presented for 2023
	$87.7	$98.4	$91.7	$380.2	$401.6	$371.5

U.S. GAAP diluted EPS as estimated for 2024
and as reported for 2023	$0.71	$0.81	$0.71	$3.09	$3.29	$2.98
Adjustments (a)	0.11	0.11	0.12	0.46	0.46	0.42
Non-U.S. GAAP adjusted diluted EPS as estimated for 2024 and presented for 2023
	$0.82	$0.92	$0.83	$3.55	$3.75	$3.40

(a) Adjustments consist of items in the table below

	Second Quarter,		Year Ended
	June 30,		December 31,
	2024	2023	2024	2023
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$12.3	$13.3	$50.3	$53.1
Other pension (income) expense for U.S. pension plans	(1.2)	0.8	(4.8)	3.6
Rationalization charges	4.5	2.7	20.2	8.4
Pre-tax impact of adjustments	15.6	16.8	65.7	65.1
Tax impact of adjustments	3.8	4.0	16.1	19.6
Net impact of adjustments	$11.8	$12.8	$49.6	$45.5

Weighted average number of common shares outstanding - Diluted
	107.0	110.5	107.1	109.2
Diluted EPS impact from adjustments	$0.11	$0.12	$0.46	$0.42

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans and rationalization charges from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.